UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 10, 2011

Green Plains Renewable Energy, Inc.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

333-121321	84-1652107
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The following information and exhibit is being furnished pursuant to Regulation FD.

On November 10, 2011, Green Plains Renewable Energy, Inc. issued a press release announcing that its wholly-owned subsidiary, BlendStar LLC, will build, own and operate a new ethanol unit train terminal in Birmingham, Alabama on the BNSF Railway. The new terminal will have 160,000 barrels of storage, and will receive full 96-car unit trains of ethanol, which can be offloaded within 24 hours. The terminal is expected to be completed in the third quarter of 2012 and will be served exclusively by the BNSF Railway. When complete, the terminal will provide a fully-automated rail unloading system with the initial capacity to distribute approximately 385,000 barrels of ethanol per month with 24-hour truck loading service. Development and operation of the new terminal is expected to bring a number of other economic benefits to the local Birmingham market, including additional jobs, tax revenues and local commerce. More than 60% of the $15 million to $17 million project construction costs, will be spent with local suppliers. BlendStar is in final negotiations with customers for multi-year terminaling agreements for the capacity of the facility. Blendstar’s current Birmingham terminal will be retrofitted to handle other biofuels and liquid products when construction of the new unit train terminal facility is complete. A copy of this press release is attached hereto at Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Number	Description

99.1	Pressrelease, dated November 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Renewable Energy, Inc.

Date: November 10, 2011	By:	/s/ Jerry Peters
Jerry L. Peters
Chief Financial Officer (Principal Financial Officer)

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